Exhibit 4.5

MARQUIS BANK

2009 STOCK OPTION PLAN

1.	Purpose. The purpose of this 2009 Stock Option Plan (the “Plan”) is to advance the interests of MARQUIS BANK, a Florida banking corporation (the "Bank"), by providing an additional incentive to attract and retain qualified and competent persons who provide management services and upon whose efforts and judgment the success of the Bank is largely dependent, through the encouragement of stock ownership in the Bank by such persons.

2.	Definitions. For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)	"Board" shall mean the Board of Directors of the Bank.

(b)	"Committee" shall mean the Board, or if the Board shall so determine, a committee of the Board.

(c)	"Common Stock" shall mean the Bank's Common Stock, par value $5.00 per share.

(d)	"Director" shall mean a member of the Board.

(e)	"Eligible Employees" shall mean all employees of the Bank who have been employees of the Bank for a continuous, uninterrupted period of not less than six (6) months.

(f)	"Eligible Person" shall mean each Director or Eligible Employee.

(g)	"Fair Market Value" of a Share on any date of reference shall be the fair market value of a share, as determined by the Board in accordance with generally accepted valuation methods.

(h)	"Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

(i)	"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j)	"Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

(k)	"Option" (when capitalized) shall mean any Incentive Stock Option or Non2 Qualified Stock Option granted under this Plan.

(l)	"Optionee" shall mean a Director or Eligible Employee to whom an Option is granted under this Plan.

(m)	"Share(s)" shall mean a share or shares of the Common Stock.

3.	Administration of the Plan. This Plan shall be administered by the Committee. The provisions of this Plan are subject to each statute and each published regulation and policy of the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”). The Committee shall take no action nor make any determination, interpretation or construction with respect to this Plan that would encourage speculative or high risk activities or serve as an obstacle to or otherwise impede the sale of additional stock to the general public. The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee shall have full and final authority, subject to and consistent with the provisions of this Plan, to select Eligible Persons to become Optionees, grant Options, determine the type, number and other terms and conditions of, and all other matters relating to, Options, prescribe option agreements (which need not be identical for each Optionee) and rules and regulations for the administration of this Plan, construe and interpret this Plan and option agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of this Plan. In exercising any discretion granted to the Committee under this Plan or pursuant to any option agreement, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Optionee in a manner consistent with the treatment of other Eligible Persons or Optionees. The Committee's determinations and its interpretation and construction of any provision of this Plan shall be final and conclusive.

4.	Shares and Options. The maximum number of Shares which may be issued under the Plan pursuant to the exercise of both Incentive Stock Options and Non-Qualified Stock Options granted under the Plan is One Hundred Ninety Thousand (190,000) Shares, which Shares represent approximately ten percent (10%) of the total number of Shares currently outstanding. No Eligible Person shall be granted Options except to the extent permitted under the published regulations and policies of the FDIC, including that certain FDIC Statement of Policy on Applications for Deposit Insurance, 67 Fed. Reg. 79,278 (Dec. 27, 2002). If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan.

5.	Dollar Limitation. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Internal Revenue Code Section 422(b) are exercisable for the first time by any Optionee during any calendar year (under all option plans of the Bank) exceeds $100,000.

6.	Conditions for Grant of Options.

(a)	Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of Eligible Persons; provided, however, that no Incentive Stock Option shall be granted to a Director who is not also an employee of the Bank.

(b)	In granting Options the Committee shall take into consideration the contribution the Eligible Person has made to the success of the Bank and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Bank with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation, providing that the Option accrues or becomes exercisable in installments over a period of years, or upon the attainment of stated goals or both, provided that such terms and conditions are not inconsistent with the provisions of this Plan. (c) In granting Options, the FDIC, as the Bank’s primary federal regulator, shall be authorized to direct the Bank to require Optionees to exercise or forfeit their respective Options if the Bank’s capital falls below the minimum requirements, as determined by the FDIC or the OFR, and the Bank shall be authorized to require Optionees to exercise or forfeit their respective Option rights, if so directed by the FDIC.

(d)	The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance and other benefits, if any, related to their employment with the Bank. Neither the Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continued employment by the Bank.

7.	Option Price. The option price per Share of any Option shall be not less than the greater of the Fair Market Value of the Shares underlying such Option as of the date the Option is granted or the par value of the Shares underlying such Option as determined by the Committee.

8.	Exercise of Options. An Option shall be deemed exercised when (i) the Bank has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made in collected funds, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Bank of the amount that is necessary for the Bank to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in the option agreement for any Option, the Option price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 11 hereof.

9.	Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in the option agreement for such Option, except as otherwise provided in this Section 9.

(a)	The expiration date of an Option shall be five (5) years from the grant date, unless otherwise determined by the Committee in writing at the time of grant; provided, however, that in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant of the Option.

(b)	An Option shall become exercisable in substantially equal percentages over a minimum of three (3) years. Unless otherwise provided in the option agreement for any Option, each outstanding Option shall become immediately exercisable in full upon the Optionee’s (i) death or (ii) mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee.

(c)	No Option may be exercised after the Optionee's employment is terminated (or in the case of a non-employee Director, the date on which the Optionee ceases to be a Director), unless the Optionee was entitled to exercise such Option at the date of such termination, and then only for such period of time as shall be permitted pursuant to Section 9 hereof. Any Option held by an Optionee at the date of his or her death shall be considered exercisable if the only unsatisfied condition precedent to the exercisability of such Option at such date of death was the passage of a specified period of time.

10.	Termination of Option Period.

(a)	The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

i)	Thirty (30) days after the date on which the Optionee's employment is terminated (or, in the case of a non-employee Director, sixty (60) days after the date on which the Optionee ceases to be a Director), for any reason other than by reason of:

(A)	Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment (or, in the case of nonemployee Director, the removal of the Optionee as a Director) by reason of any act or any failure to act by the Optionee that constitute (1) misfeasance or malfeasance in connection with the performance by the Optionee of his or her duties and responsibilities as an employee or Director of the Bank, as applicable; (2) fraud, embezzlement or breach of trust; (3) any criminal act other than minor traffic infractions; or (4) the willful or knowing refusal by the Optionee to perform substantially all or any portion of his or her duties and responsibilities as an employee or Director of the Bank, as applicable;

(B)	A mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee; or

(C)	death;

ii)	immediately upon the termination of the Optionee's employment (or in the case of a non-employee Director, the removal of the Optionee as a Director) for Cause;

iii)	Nine (9) months after the date on which the Optionee's employment isterminated (or in the case of a non-employee Director, nine (9) months after the date the Optionee is removed as a Director) by reason of a mental or physical disability (within the meaning of Internal Revenue Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee;

iv)	Twelve months after the date of termination of the Optionee's employment (or in the case of a non-employee Director, twelve (12) months after the date the Optionee ceases to be a Director) by reason of death; or

v)	the expiration of such Option as set forth in the Option agreement.

(b)	The Committee in its sole discretion may by giving written notice ("Cancellation Notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 11(b)(i), (ii) or (iii) hereof, any Option that remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

11.	Adjustment of Shares.

(a)	If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares by reason of a stock dividend, stock split, recapitalization, division, subdivision, combination or exchange of Shares or other similar event affecting the Shares, then and in such event;

i)	appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, so that the then same percentage of the Bank's issued and outstanding Shares shall continue to be subject to being so optioned; and

ii)	appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to any outstanding Option, so that the then same percentage of the Bank's issued and outstanding Shares shall remain subject to purchase at the same aggregate option price.

(b)	Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any of the following transactions:

i)	if there occurs any transaction (which shall include a series of transactions occurring within sixty (60) days or occurring pursuant to a plan), that has the result that stockholders of the Bank immediately before such transaction cease to own at least fifty-one percent (51%) of the voting securities of the Bank or of the surviving entity in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

ii)	if the shareholders of the Bank shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Bank does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned or terminated without consummation); or

iii)	if the shareholders of the Bank shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Bank (unless such plan is subsequently abandoned or terminated without consummation).

(c)	Except as otherwise expressly provided herein, the issuance by the Bank of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Bank convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or option price of Shares then subject to outstanding Options granted under the Plan.

(d)	Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Bank to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Bank's structure or its business; (ii) any merger or consolidation of the Bank; (iii) any issuance by the Bank of debt securities, or preferred or preference stock and that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Bank; (v) any sale, transfer or assignment of all or any part of the assets or business of the Bank; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

12.	Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee or his or her guardian or legal representative or upon the Optionee’s death by his or her estate or heirs.

13.	Issuance of Shares. As a condition of any sale or issuance of shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law, regulation or agreement including, but not limited to, the following:

(i)	a representation and warranty by the Optionee to the Bank, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(ii)	a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

14.	Options for 10% Shareholders. Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any Eligible Person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Bank (or of its parent or subsidiary [as defined in Section 424 of the Internal Revenue Code] at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

15.	Interpretation.

(a)	This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead this Plan shall be construed and enforced as if such provision had never been included in this Plan, or such provision shall be amended so as to qualify all Incentive Stock Options granted hereunder as Incentive Stock Options under Section 422 of the Internal Revenue Code.

(b)	This Plan shall be governed by the laws of the State of Florida.

(c)	Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(d)	Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

16.	Amendment and Discontinuation of the Plan. The Committee may from time to time amend this Plan or any Option; provided, however, that, except to the extent provided in Section 11, no such amendment may, without approval by the shareholders of the Bank, (a) materially increase the benefits accruing to participants under this Plan, (b) increase the number of Shares which may be issued under this Plan, or (c) materially modify the requirements as to eligibility for participation in this Plan; and provided further, that except to the extent provided in Section 10 or Section 18 hereof, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

17.	Effective Date and Termination Date. The effective date of this Plan is March 19, 2009, subject to the written approval of each of the OFR and the FDIC and approval by the shareholders of the Bank in accordance with applicable Florida law (the “Effective Date”). Subsequent to obtaining such written approval of each of the OFR and the FDIC, Options may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. This Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under this Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Options outstanding upon expiration of this Plan shall remain in effect until they have been exercised or terminated, or have expired.

18.	Internal Revenue Code Section 409A.

(a)	It is intended that the Options awarded pursuant to this Plan be exempt from Section 409A of the Internal Revenue Code (“Section 409A”). Accordingly, except as otherwise permitted without causing an Option to become subject to Section 409A: (i) the option prices for Options granted pursuant to this Plan shall never be less than the Fair Market Value of a Share on the date of grant; (ii) the number of shares subject to the Option shall be fixed on the original date of grant, and (iii) the options agreements for each Option shall not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Agreement and the respective option agreements shall be interpreted in a manner consistent with the foregoing intention. In the event that either the Bank or the Optionee believes, at any time, that any Option is subject to Section 409A, then the Committee may (acting alone and without any required consent of the Optionee) amend the Plan and/or the option agreement for that Option in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the option agreement to increase the option price to such amount as may be required in order for the Option to be exempt from Section 409A).

(b)	Notwithstanding the foregoing, the Bank does not make any representation to the Optionee that the Options awarded pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A, and the Bank shall have no liability or other obligation to indemnify or hold harmless the Optionee or any beneficiary of any Optionee for any tax, additional tax, interest or penalties that the Optionee or any such beneficiary may incur in the event that any provision of this Plan or any option agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

MIA 180407019v5

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